Exhibit 99.1

D4 HOLDINGS, LLC

349-L Copperfield Blvd., #407, Concord, North Carolina 28025

February 25, 2015

Board of Directors

deltathree, Inc.

1 Bridge Plaza, Suite #275

Fort Lee, New Jersey 07024

Re:     Acquisition of Shares of deltathree, Inc. (the “Company”)

Gentlemen:

I am pleased to inform you that D4 Holdings, LLC (“D4”), which owns a majority of the Company’s outstanding shares, intends to commence a tender offer to purchase the outstanding shares of common stock of the Company not already owned by D4 at a purchase price of $0.01 per share in cash.

The tender offer will be conditioned upon, among other things, approval by a special committee of the Board consisting of independent directors of the Company and the tender of a majority of the shares of the Company not owned by D4 or the officers or directors of the Company (i.e., a “majority of the minority”). We intend to cause any common stock not acquired by D4 during the tender offer to be acquired in a subsequent “short form” merger at the same price per share offered in the tender offer, and that the short form merger will be effected promptly following the consummation of the offer. D4 reserves the right to effect a long form merger if we deem it to be required or preferable. In any event, the merger consideration will also be $0.01 per share in cash. D4 will pay the cash consideration required for the tender offer and merger from its own funds; accordingly there will be no financing contingency.

As you are aware, the Company has been in financial distress for some time. In its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 the Company reported that “there is substantial doubt about the Company’s ability to continue as a going concern,” noting that, as of September 30, 2014, “the Company had negative working capital equal to approximately $8.3 million as well as negative stockholders’ equity equal to approximately $8.2 million.” The Company is currently in default under its forbearance agreements with D4 and the ACN Entities, as that term is defined in the referenced Form 10-Q, and in our view is unlikely to be able to pay those debts. Given the ongoing challenges to the Company’s business, D4 is not willing to enter into further forbearance arrangements or to provide additional financing to the Company. Accordingly, D4 submits that the offer proposed in this letter is the best and last opportunity for the Company’s stockholders to monetize the value of their shares. This is particularly true in view of the poor prospects for the Company and the extremely limited trading market that now exists for the shares on the OTC Pink market.

Board of Directors

deltathree, Inc.

February 25, 2015

D4, in its capacity as majority stockholder of the Company, is presently not interested in either selling its shares of the Company or voting in favor of any alternative transaction, including a merger or sale of the Company’s assets or business or similar transaction.

We intend to commence our tender offer within three to four weeks. As noted above, we expect that the Company’s board of directors will form a special committee consisting of independent directors to consider our proposal and to make a recommendation to the Company’s stockholders with respect to the offer – as required by SEC rules. We understand that the special committee may, at its discretion, consult its own advisors to assist in its review of the offer and the development of its recommendation.

Please be aware that this proposal is an expression of interest only, and we reserve the right to withdraw or modify our proposal in any manner.

We look forward to hearing from you promptly regarding this letter.

D4 HOLDINGS, LLC

By:	PRAESCIENT, LLC, its Manager

	By:	/s/ Robert Stevanovski
Name: Robert Stevanovski
Title: Authorized Signatory